Exhibit 1

Pre-Conditional Voluntary General Offer by Connect Holdings Limited for

Pacific Internet Limited

SINGAPORE, January 12, 2007 – The Board of Directors (the “Board”) of Pacific Internet Limited (“PacNet”) wishes to inform the shareholders of PacNet (the “Shareholders”) that Connect Holdings Limited (the “Offeror”) has today announced (the “Connect Announcement”) that, subject to the satisfaction or waiver of certain pre-conditions (the “Pre-Conditions”) as set out in the Connect Announcement, the Offeror intends to make a voluntary conditional general offer (the “Offer”) to acquire all the issued ordinary shares in the capital of PacNet, other than those already held by the Offeror and its related corporations or nominees of the Offeror and its related corporations as at the date of the Offer.

The Board notes that the Connect Announcement states that the Offeror has not commenced the Offer.

A copy of the Connect Announcement is attached. Details of the Pre-Conditions are set out in the Connect Announcement.

PacNet will make further announcements with respect to the Offer as and when appropriate or required.

In the meantime, Shareholders are advised to exercise caution when dealing in their shares in PacNet and to refrain from taking any action in respect of their shares in PacNet which may be prejudicial to their interests. Shareholders should note that as the making of the Offer is subject to the satisfaction or waiver of the Pre-Conditions, there is no certainty that the Offer will be made.

By Order of the Board

Phey Teck Moh

Director

Editors’ Notes

About Pacific Internet Limited

Pacific Internet Limited or PacNet (Nasdaq: PCNTF) is the largest telco-independent Internet Communications Service Provider by geographic reach in the Asia Pacific region. The company has direct presence in Singapore, Hong Kong, the Philippines, Australia, India, Thailand and Malaysia. PacNet delivers a comprehensive suite of Internet data, voice and video services to corporate business and consumer customers. For more information, visit www.pacnet.com.

Cautionary Statement

The Board notes that no offer has been made. If and when an offer is made, a circular (“Circular”) containing, inter alia, the recommendation of the independent directors of the PacNet in relation to the Offer will be dispatched to Shareholders in due course. Shareholders are advised to read the Circular, PacNet’s Recommendation Statement and related materials when they become available because they will contain important information. Shareholders may download a free copy of the Circular, PacNet’s

Recommendation Statement and other documents that PacNet intends to file with the U.S. Securities and Exchange Commission (“SEC”) at the SEC’s website at www.sec.gov if an offer is made.

Statements made in this press release with respect to Pacific Internet’s current plans, estimates, strategies and beliefs and other statements that are not historical facts are forward-looking statements about the future performance of Pacific Internet. Forward-looking statements include but are not limited to those using words such as “seek”, “expect”, “anticipate”, “estimate”, “believe”, “intend”, “project”, “plan”, “strategy”, “forecast” and similar expressions or future or conditional verbs such as “will, “would”, “should”, “could”, “may” and “might”. These statements reflect management’s current expectations, beliefs, hopes, intentions or strategies regarding the future and assumptions in light of currently available information. They are subject to a number of risks and uncertainties, including but not limited to (i) changes in the economic, regulatory and political environments in the countries where Pacific Internet operates; (ii) changes and developments in technology and the Internet marketplace; (iii) Pacific Internet’s continued ability to develop and win acceptance of its products and services, which are offered in highly competitive markets; (iv) the success of its joint ventures and alliances; (v) exchange rates, particularly between the Singapore dollar and the U.S. dollar and other currencies in which Pacific Internet makes significant sales or in which its assets and liabilities are denominated; and (vi) the outcome of contingencies. In light of the many risks and uncertainties surrounding the Internet marketplace, the actual results could differ materially from those discussed in the forward-looking statements. Pacific Internet assumes no obligation to update any such statements.

Responsibility Statement

The Directors of PacNet (including those who may have delegated detailed supervision of this Announcement) have taken all reasonable care to ensure that the facts stated and opinions expressed in this Announcement are fair and accurate and that no material facts have been omitted from this Announcement, and they jointly and severally accept responsibility accordingly.

Where any information has been extracted from published or otherwise publicly available sources (including the Connect Announcement), the sole responsibility of the Directors of PacNet has been to ensure through reasonable enquiries that such information has been accurately extracted from such sources or, as the case may be, accurately reflected or reproduced in this Announcement. For the avoidance of doubt, the Directors of PacNet would like to inform Shareholders that PacNet and its Directors take no responsibility for the contents of the Connect Announcement.

Media & Analyst Contacts

Media

Bernard Ho

Pacific Internet Limited

Direct: +65-6771 0433

Mobile: +65-9782-3393

Email: bernard.ho@pacific.net.sg

Investor & Analyst

Mervin Wang

Pacific Internet Limited

Direct: +65-6771-0780

Mobile: +65-9798-6077

Email: investor@pacific.net.sg